UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

January 27, 2010
(Date of earliest event reported)

ALASKA AIR GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-8957	91-1292054
(Commission File Number)	(IRS Employer Identification No.)

19300 International Boulevard, Seattle, Washington	98188
(Address of Principal Executive Offices)	(Zip Code)

(206) 392-5040
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 27, 2010 the Compensation Committee of the Board of Directors (the “Committee”) of Alaska Air Group, Inc. (the “Company”) approved the payouts for the 2009 Performance-Based Pay plan. The payouts are based on the Company’s 2009 performance relative to safety, customer satisfaction, and financial performance goals established by the Committee for the year. The payouts were as follows: Mr. Ayer, $620,585; Mr. Tilden, $439,577; Mr. Johnson, $387,863; Mr. Minicucci, $323,215; and Mr. Pinneo, $339,216.

The Committee also approved the 2010 performance criteria pursuant to which awards may be paid to executive officers and other employees participating in the Performance-Based Pay plan as follows. Subject to the terms of the plan, participants will be eligible to receive payments if the Company achieves certain operational and financial performance criteria over the full year. The primary measures for 2010 and the relative weightings given to each measure are the Company’s pre-tax profit margin (70%), cost per available seat mile excluding fuel (10%), safety as measured by lost time injuries per full time equivalent employee and aircraft ground damage per 10,000 departures (10%), and customer satisfaction as measured by total number of times each airline meets or exceeds the monthly Operational Performance Rewards customer satisfaction goal (10%).  For all employees, Performance-Based Pay payouts will be subject to an additional performance modifier that could increase, decrease, or maintain payout levels.  The modifier is based upon the dollar value of ancillary revenues collected per passenger.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALASKA AIR GROUP, INC.
Registrant

Date: February 1, 2010

/s/ Brandon S. Pedersen
Brandon S. Pedersen
Vice President/Finance and Controller

/s/ Glenn S. Johnson
Glenn S. Johnson
Executive Vice President/Finance and Chief Financial Officer